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    FORM 4
[ ] Check this box if no
    longer subject to
    Section 16. Form 4
    or Form 5 obligations
    may continue. See
    Instruction 1(b).
    (Print or Type Responses)
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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1.  Name and Address of        2. Issuer Name and Ticker   4. Statement for    6. Relationship of Reporting Person(s) to Issuer
    Reporting Person*             or Trading Symbol           Month/Year                                 (Check all applicable)
                                                                                   X  Director                   [ ] 10% Owner
Leven      Michael    A.          Lodgian, Inc.               3/99                [ ] Officer (give title below) [ ] Other (specify
-----------------------------                                                                                       below)
(Last)    (First)   (Middle)      LOD
                                                                                ---------------------------------------------------
c/o Lodgian, Inc.
3445 Peachtree Road, N.E.,
Suite 700                      ----------------------------------------------------------------------------------------------------
------------------------------ 3. I.R.S. Identification    5. If Amendment,    7. Individual or Joint/Group Filing
            (Street)              Number of Reporting         Date of                       (Check applicble Line)
                                  Person, if an entity        Original            [x] Form Field by One Reporting Person
Atlanta        GA        30326    (Voluntary)                 (Month/Year)        [ ] Form Field by More than One Reporting Person
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(City)      (State)      (Zip)

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                            Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------ ------------- ----------------- ---------------------------------------------------------
1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Month          (I)             (Instr. 4)
                             Year)                                                     (Instr. 3         (Instr. 4)
                                                                                        and 4)
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                                         Code   V          Amount  (A) or (D)  Price
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common Stock, par value     3/19/99       P                5,700        A      $3.75       0                I          By Spouse
$.01 per share
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)                        Table II -- Derivative Securities Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)

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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship        Indirect
   Deri-     Exercise    Date       Code      Securities     cisable       Amount        Deri-    Deri-       Form        Beneficial
   vative    Price of               (Instr.   Acquired (A)   and Expi-     of            vative   vative      of Deri-    Ownership
   Secu-     Deri-       (Month/     8)       or Disposed    ration        Under-        Secu-    Secu-       vative      (Instr. 4)
   rity      vative      Day/                 of (D)         Date          Lying         rity     rities      Security:
   (Instr.   Security    Year)                (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     Direct
   3)                                         4, and 5)      Day/          ties           5)      cially      (D) or
                                                             Year)         (Instr.                Owned       Indirect
                                                                           3 and 4)                at End      (I)
                                                                                                  of          (Instr.
                                                                                                  Month        4)
                                                                                                  (Instr.
                                                                                                   4)
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                                    Code   V  (A)   (D)   Date     Expir- Title   Amount
                                                          Exerci-  ation          or
                                                          sable    Date           Number
                                                                                  of
                                                                                  Shares
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Option to    $6.125                                       8/27/97  8/27/07 Common  5,000             I             D
Purchase                                                                   Stock
Common
Shares
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Option to    $6.125                                       8/27/97  8/27/07 Common 20,000             I             D
Purchase                                                                   Stock
Common
Shares
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Explanation of Responses:


** Intentional misstatements or omissions of                /s/ Michael A. Leven                              April 9, 1999
   facts constitute Federal Criminal               --------------------------------------------       ------------------------------
   Violations.                                           ** Signature of Reporting Person                         Date
   See 18 U.S.C. and 15 U.S.C. 78ff(a).

Note:    File three copies of this Form, one
         of which must be manually signed.
         If space provided is insufficient,
         see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form
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